Exhibit 10.26

THIS NOTE IS EXECUTED AND DELIVERED AS PART OF THE CONFIRMED FIRST AMENDED JOINT PLAN OF REORGANIZATION OF ACCENTIA BIOPHARMACEUTICALS, INC., ANALYTICA INTERNATIONAL, INC., TEAMM PHARMACEUTICALS, INC., ACCENTRX, INC., AND ACCENTIA SPECIALTY PHARMACY, INC., AS MODIFIED, IN THE JOINTLY ADMINISTERED CHAPTER 11 CASE STYLED IN RE: ACCENTIA BIOPHARMACEUTICALS, INC., CASE NO. 8:08-BK-17795-KRM, IN THE UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION, AND IS, THEREFORE, EXEMPT FROM DOCUMENTARY STAMP TAX PURSUANT TO 11 U.S.C. §1146(a).

CLASS 13 PLAN CONVERTIBLE PROMISSORY NOTE

$	Tampa, Florida
November 17, 2010

FOR VALUE RECEIVED, the undersigned, ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (“Maker”), with a mailing address of 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, promises to pay to the order of                              (“Lender”), at                                               , or at such other place or places as Lender may from time to time designate, the principal sum of                              and No/100 Dollars ($        ) (the “Principal Amount”), in accordance with the terms and conditions contained herein. Unless otherwise indicated, capitalized terms used herein and that are not defined herein shall have the meaning ascribed to such terms in Section 17.

1. On November 10, 2008, Maker and its subsidiaries filed their Voluntary Petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”), which cases have been jointly administered under Case No. 8:08-bk-17795-KRM (the “Bankruptcy Cases”). Maker has filed a First Amended Joint Plan of Reorganization dated as of August 16, 2010 (as modified, the “Plan”) in the Bankruptcy Cases. On November 2, 2010, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”), and the Plan became effective on November 17, 2010 (the “Effective Date”). This Class 13 Plan Convertible Promissory Note (hereinafter, the “Note”) is being executed and delivered by Maker pursuant to the terms of the Plan and the Confirmation Order. This Note and the Conversion Shares issuable upon conversion of this Note are issued by Maker, pursuant to Section 1145 of the Bankruptcy Code and Article 5.14 of the Plan, in exchange for Lender’s claims against Maker, and are exempt from the requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code.

2. No interest shall accrue under this Note and no regularly scheduled interest payments shall be made on this Note.

3. For purposes of this Note, the “Maturity Date” shall be November 17, 2012. For the avoidance of doubt, this Note is a balloon promissory note that requires that all unpaid principal and other amounts owing under this Note shall be due and payable in full on the Maturity Date.

4. The Principal Amount under this Note shall be payable as follows:

(a) On the Effective Date and on each of the following seven (7) quarterly anniversaries of the Effective Date (each, an “Automatic Conversion Date”), and provided that the Conversion Price is at least $1.00 per share, one-eighth (1/8th) of the original Principal Amount of this Note (the “Automatic Conversion Amount”) will be automatically converted into shares of Accentia Common Stock at a conversion rate equal to the Conversion Price per share of Accentia Common Stock. The number of shares of Accentia Common Stock issuable to Lender upon any such conversion shall be equal to (a) an amount equal to the Automatic Conversion Amount, divided by (b) the Conversion Price. The Conversion Price for the conversion on the Effective Date shall be $1.36.

(b) If, on any Automatic Conversion Date, the Conversion Price is less than $1.00 per share, the Automatic Conversion Amount for that Automatic Conversion Date will not automatically convert into shares of Accentia Common Stock, but will instead become payable at the Maturity Date (as described in subparagraph (d) below) unless Lender, upon written notice to Maker, elects to convert the Automatic Conversion Amount into shares of Accentia Common Stock at a conversion rate equal to $1.00 per share of Accentia Common Stock (i.e., Lender will receive that number of shares of Accentia Common Stock determined by dividing the Automatic Conversion Amount by $1.00).

(c) On each Automatic Conversion Date for which the Conversion Price is $1.00 or greater or on which Lender makes an optional conversion as described in subparagraph (b) above, the outstanding principal balance of this Note shall be reduced by the Automatic Conversion Amount.

(d) Any Principal Amount outstanding under this Note at the Maturity Date will be due and payable in full, at the election of Maker, in either cash or in shares of Accentia Common Stock at a conversion rate equal to the greater of the average of the VWAPs for each of the ten (10) consecutive Trading Days ending on the Trading Day that is immediately preceding the Maturity Date or $1.00.

(e) If, at any time during the term of this Note, the VWAP is at least 125% of $1.25 per share for each of ten (10) consecutive Trading Days, Lender, at its option, may upon written notice to Maker convert any or all of the then outstanding Principal Amount of this Note into shares of Accentia Common Stock at a conversion rate equal to $1.36.

(f) If, at any time during the term of this Note, the VWAP is at least 150% of $1.25 per share for each of thirty (30) consecutive Trading Days, Maker, at its option, may upon written notice to Lender require the conversion of all or any portion of the then aggregate outstanding Principal Amount hereunder at a conversion rate equal to $1.36. Any such conversion under this subparagraph (f) shall be pro rata based on the percentage interest of each holder of a Class 13 Plan Convertible Promissory Note issued under the Plan in the then aggregate outstanding principal balance of all Class 13 Plan Convertible Promissory Notes issued under the Plan. This conversion right by Maker shall reset for subsequent periods during the term of this Note.

(g) The Conversion Shares shall be issued as soon as reasonably practicable following the Automatic Conversion Date (but in no event more than five (5) Business Days following the Automatic Conversion Date, subject to the procedures followed by StockTrans, Inc. or any successor transfer agent engaged by Maker) pursuant to Section 1145 of the Bankrupcty Code and shall not have any legend restricting the sale thereof under federal securities laws, except as provided herein. The Conversion Shares shall be subject to the following provisions: (i) any restrictions or limitations under Rule 144(e) of the Rules and Regulations under the Securities Act promulgated by the United States Securities and Exchange Commission, (ii) a limit on the sale of such shares in any ninety (90) day period to that number of such shares equal to one percent (1%) of the issued and outstanding shares of Accentia Common Stock, (iii) a prohibition on the sale of any such shares for a period of one hundred twenty (120) days following any debt or equity raise by Maker of between $5,000,000.00 to $9,900,000.00, and (iv) a prohibition on the sale of any such shares for a period of one hundred eighty (180) days following any debt or equity raise by Maker of $10,000,000.00 or more. The foregoing provisions will only be applicable to Lender to the extent Lender (together with its Affiliates) holds five percent (5%) or more of the Accentia Common Stock at the time of the debt or equity raise transaction, unless the placement agent requires lock-up provisions for holders of less than five percent (5%) of the Accentia Common Stock who are similarly situated in terms of ownership with Lender. During any lock-up period, Lender will be permitted to leak out shares of Accentia Common Stock equal to one percent (1%) of the outstanding shares of Accentia Common Stock in any ninety (90) day period. Any lock-up imposed by a placement agent shall terminate at any time that the subject shares trade for ten (10) consecutive Trading Days at or above 150% of the share price of such debt or equity raise. Any certificate for the Conversion Shares shall contain a legend thereon setting forth the foregoing provisions and restrictions.

5. In the event of a default under this Note, all amounts owed to Lender shall, at Lender’s option and upon notice to Maker, bear interest at ten percent (10%) per annum (the “Default Rate”) until such default is cured.

6. This Note may be prepaid in part or in full on or before the Maturity Date, without premium or penalty.

7. If a payment or other amount due hereunder is received ten (10) days after the date it is due hereunder, Lender will receive a late payment charge of five percent (5%) of the amount of such payment, to the extent permitted by law.

8. Upon any default under this Note, the principal remaining unpaid and all other amounts payable hereunder to Lender shall at once become due and payable in accordance with the terms of this Note. The failure to exercise, in case of any default, any right or remedy given in this paragraph shall not preclude the Lender from exercising any right or remedy given in this paragraph in case of any subsequent defaults.

9. Any notice or other communication to be provided to Maker or Lender under this Note shall be in writing and sent to the address set forth in the preamble to this Note or as otherwise provided in writing by Lender or Maker from time to time.

10. Maker and Lender agree that time is of the essence. Any modification or waiver of any of Maker’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender. Lender may perform any of Maker’s obligations or delay or fail to exercise any of its rights without causing a waiver of those obligations or rights. A waiver on one occasion will not constitute a waiver on any other occasion.

11. All parties waive presentment, demand for payment, protest and notice of nonpayment and dishonor.

12. Maker hereby waives any right to trial by jury in any civil action arising out of, or based upon, this Note. Maker consents to the jurisdiction and venue of any court located in the State of Florida in the event of any legal proceeding under this Note. Maker agrees that the consent to jurisdiction and venue herein shall not prohibit or limit Lender from bringing any action or proceeding hereunder in any jurisdiction or venue that is otherwise proper.

13. Maker agrees to pay all costs of collection when incurred (whether or not litigation is commenced), including reasonable attorneys’ fees and expenses. If Lender obtains a judgment for any amount due under this Note, interest will accrue on the judgment at the higher of the Default Rate or the judgment rate of interest permitted by law.

14. This Note, the Plan, and all other documents evidencing security for this Note, represent the complete and integrated understanding between Maker and Lender pertaining to the terms and conditions of those documents.

15. MAKER ACKNOWLEDGES THAT MAKER HAS READ, UNDERSTANDS AND AGREES TO THE TERMS AND CONDITIONS OF THIS NOTE. MAKER ACKNOWLEDGES RECEIPT OF AN EXACT COPY OF THIS NOTE.

16. This Note shall be governed by and construed in accordance with the substantive laws of the State of Florida (without reference to conflict of law principles).

17. For purposes of this Note, the following terms shall have the following meanings:

(a) “Accentia Common Stock” means the common stock, par value $.001 per share, of Maker.

(b) “Affiliate” means, with respect to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any other Person that, directly or indirectly, owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, twenty-five percent (25%) or more of the equity interests having ordinary voting power in the election of directors of such Person, or (c) any other Person who is a director, officer, joint venturer or partner (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

(d) “Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) a “legal holiday” (as “legal holiday” is defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure), or (d) a day on which commercial banks in Tampa, Florida are required or authorized to close by law.

(e) “Conversion Price” means the average of the VWAPs for each of the ten (10) consecutive Trading Days ending on the Trading Day that is immediately preceding the then applicable Automatic Conversion Date.

(f) “Conversion Shares” means any shares of Accentia Common Stock issued to Lender pursuant to the provisions of Section 4 of this Note.

(g) “Person” means any person, individual, corporation, association, partnership, limited liability company, joint venture, trust, organization, business, government, governmental agency or political subdivision thereof, or any other entity or institution of any type whatsoever.

(h) “Trading Day” means a day on which a Trading Market is open for trading; provided that, if the Accentia Common Stock is not on a Trading Market, then as reported on any day in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices).

(i) “Trading Market” means The American Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTCQB marketplace, or the OTC Bulletin Board.

(j) “VWAP” means, for any date, the price of the Accentia Common Stock determined under the following clause that applies: (i) if the Accentia Common Stock is then listed or quoted for trading on a Trading Market, the volume weighted average price per share of the Accentia Common Stock for such date on the Trading Market on which the Accentia Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); or (ii) if the Accentia Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Accentia Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price per share of the Accentia Common Stock so reported for such date.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first hereinabove set forth.

ACCENTIA BIOPHARMACEUTICALS, INC.,
a Florida corporation

By:
Name: Samuel S. Duffey
Title: President